ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                           200 East Las Olas Boulevard
                                   Suite 1900
                            Fort Lauderdale, FL 33301
                              (954) 763-1200 phone
                            (954) 766-7800 facsimile




                                                      June 14, 1999




Securities and Exchange Commission
Office of Chief Counsel
Division of Corporation Finance
Washington, D.C.  20549


Ladies and Gentlemen:

         We are submitting this request for a No Action Letter pursuant to Release No. 33-6269. Please find seven (7) additional copies of this letter enclosed with this document.

Request Summary:

         CIG Securities, Inc. ("CIG") is seeking assurance on the following issues:

1. Indications of Interest may be Accepted Electronically. In connection with a public offering, CIG may accept indications of interest via electronic coupon or card as well as a paper coupon or card, if the requirements of Rule 134(d) are otherwise met.

2. The Posting of a Notice of a Private Offering in a Password-protected Page of CIG Accessible Only to Members who have Previously Qualified as Accredited Investors Does Not Involve Any Form of General Solicitation or General Advertising Within the Meaning of Regulation D Rule 502(c). CIG, through its Internet web site, will solicit individuals who meet the "accredited investor" or sophisticated investor standards of Regulation D to register as "Accredited Investors" as a means of building a customer base and data base of accredited and sophisticated investors for CIG. After an individual has been determined to meet the requirements of an Accredited Investor, the Accredited Investor may review offers for private offerings of securities from companies that have posted private offerings with CIG on the Internet web site of CIG in accordance with the rules otherwise applying


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Securities and Exchange Commission
June 14, 1999
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under Regulation D. The solicitation for Accredited Investors will be independent of and will not be linked to or made "specifically with reference" to any pending private offering. Accredited Investors may not invest in private offerings that are posted on CIG's Internet web site before the Accredited Investor registered. Under these circumstances, an offer of securities otherwise satisfying the requirements of Regulation D to accredited or sophisticated investors who have been independently and previously solicited as customers of CIG will not constitute a general solicitation or general advertising within the meaning of Regulation D Rule 502(c).

The Facts

1. CIG, a registered NASD member, is wholly-owned by Circle Group Internet, Inc., an Illinois corporation ("Circle Group Internet"). CIG has established and will maintain a system to supervise its activities that is reasonably designed to achieve compliance with all applicable securities laws and regulations, and with the rules of the NASD and any other applicable self-regulatory organization.

2. CIG, though it has never commenced operations, will commence conducting a general securities business, including participation in public and private offerings as a "selected dealer."

3. CIG has established a home page and other linked pages (collectively "Site") on the World Wide Web located at http://CGISecurities.com. CIG intends to post on its Site "tombstone" advertisements meeting the requirements of Rule 134, together and red herring prospectuses which will set forth the names of the underwriters. In cases where CIG will not act as an underwriter, the name of CIG will not appear on the "tombstone" advertisement or the red herring prospectus. The distribution of the "tombstone" advertisement and the red herring prospectus by the issuer and its underwriters through the Site will be in accordance with Release No. 33-7233, dated October 6, 1995. The Site will also set forth a separate statement substantially as follows: "The securities offered by (name of the issuer) pursuant to the Preliminary Prospectus dated (insert date) are available through CIG Securities, Inc." In addition, in the case where CIG will not act as an underwriter, the Site will contain a statement substantially as follows: "CIG Securities, Inc. is not an underwriter of the securities of (name of issuer), but is authorized to accept customer orders for the purchase of the securities." In such cases, CIG will not purchase any of the securities from the Issuer for resale, will not participate in any such undertaking directly or indirectly, will not participate in the management of the distribution of the issue or any part of the issue, and will not perform any function normally performed by an


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Securities and Exchange Commission
June 14, 1999
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underwriter or underwriting syndicate. CIG is not asking for the Division's view on whether CIG is acting as an underwriter, since such determinations are made on a case by case basis.

4. The CIG Site will also link to any "tombstone" advertisements or red herring prospectus the following statements from Rule 134(b)(1) and (d), respectively:

         "A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This (communication) shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State."

         "No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. An indication of interest in response to this advertisement will involve no obligation or commitment of any kind."

5. The Site will also contain an electronic "coupon" or "card" linked to each red herring prospectus. A visitor to the Site will be invited to complete and send this electronic "coupon" or "card", via e-mail or communications link in the Site itself or by printing the coupon or card and sending it by regular carrier, indicating an interest in purchasing the security.

6. In cases where CIG will not act as an underwriter, but the securities will be sold through CIG, as one of the "selected dealers," CIG will receive a commission which will not exceed the usual and customary distributors' or sellers' commission and full disclosure will be made to the investors.

7. The Site will contain a section entitled "Accredited Investor." Persons who have previously opened an account with or registered as a member of CIG are invited to request registration with CIG as an "Accredited Investor." These Accredited Investors will be added to CIG's customer and data base. In order to register, a person must complete an on-line questionnaire substantially in the form of Exhibit A, which is designed to allow CIG and any potential issuer to determine, or to have a basis for a reasonable belief, that a person is


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Securities and Exchange Commission
June 14, 1999
Page 4


an "Accredited Investor" within the meaning of Regulation D, Rule 501(a) or a sophisticated investor under Rule 506. The questionnaire may be completed on-line in a secured manner or printed out and returned in hard copy. CIG will verify the information in the questionnaire to determine that the person is an accredited or sophisticated investor. Once a person is qualified and registered as an "Accredited Investor," then the Accredited Investor will be given a password which will allow the Accredited Investor to access a password-protected page where private offerings will be posted and the Accredited Investor may access further information. However, the CIG Site will only allow an Accredited Investor access to those private offerings which are posted subsequent in time to the Accredited Investor's qualification with CIG. If the Accredited Investor has consented, then CIG may contact the Accredited Investor in the future about new private offerings that are posted on the CIG Site.

8. The name of the Accredited Investor will be kept confidential by CIG and will not be released to the issuers making the private offering unless the Accredited Investor specifically consents to such release to a particular issuer. This consent may be given on-line.

9. Private issuers may post their private offerings in the password-protected section of CIG. No mention or description of the issuer of any nature will be available on the CIG Site to any person, other than those who have previously qualified as Accredited Investors, who must use their password to enter the password-protected part of the CIG Site.

10. For all offerings, CIG will charge a "listing fee" of a set amount. The listing fee will cover such items as design and graphics work, technical consulting regarding the listing, and historical popularity of the Site (analogous to the circulation history of newspapers). The listing fee will be independent of the size of the private offering, any investment made by accredited investors, and the number of hits to the Site after the listing. Where CIG or Circle Group Internet will have an affiliation with or any interest of any kind in the issuer prior to or at the time of the offering of the private offering, appropriate disclosure will be made.

11. An Accredited Investor may invest only in private offerings which are posted on the CIG Site subsequent in time to the registration of the Accredited Investor with CIG, and then only after a sufficient time has elapsed between the CIG member's registration as an Accredited Investor and the inception of a private offering so that the registration as an Accredited Investor is not deemed to be a solicitation for a particular private offering.


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Securities and Exchange Commission
June 14, 1999
Page 5


12. Each issuer desiring to list a private offering with CIG will covenant to issue securities in a private offering in strict accordance with Regulation D. The obligation to assure compliance with Regulation D will rest upon the issuer.

Legal Analysis

1.       CIG may accept indications of interest via e-mail.

         Rule 134(d) provides as follows: (d) A communication sent or delivered to any person pursuant to this rule which is accompanied or preceded by a prospectus which meets the requirements of Section 10 of the Act at the date of such communication, may solicit from the recipient of the communications an offer to buy the security or request the recipient to indicate, upon an enclosed or attached coupon or card, or in some other manner, whether he or she might be interested in the security, if the communication contains substantially the following statement:

                  "No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. An indication of interest in response to this advertisement will involve no obligation or commitment of any kind." As described above in Facts, paragraphs 3 and 4, the Site will contain the notices required by Rule 134(b)(1) and (d) linked to any tombstone advertisement and red herring prospectus.

         Rule 134(d) specifically contemplates that indications of interest may be accepted by a "coupon or card, or in some other manner." CIG's electronic "coupon" or "card" may be sent directly from the Site or independently via e-mail, or printed in hard copy and sent via regular carrier. An electronic or e-mail indication of interest as described should qualify as a card or coupon in harmony with Release No. 33-7233, October 6, 1995, and certainly qualifies under the phrase "some other manner" and is entirely consistent with the 1933 Act and the Rules thereunder.

2. The posting of a general notice of private offerings in a password-protected page of CIG accessible only to CIG members who have previously qualified as accredited


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Securities and Exchange Commission
June 14, 1999
Page 6


investors does not involve any form of general solicitation or general advertising within the meaning of Regulation D Section 502(c).

         In H.B. Shaine & Co., Inc., No Action Letter dated May 1, 1987, the staff indicated that a distribution by Shaine of questionnaires to prospective accredited and sophisticated investors to determine their suitability to participate in private offerings would not be deemed a "general solicitation or general advertisement." This view was premised upon several factors, including the use of a generic questionnaire and upon the elapse of a sufficient period of time between the completion of the questionnaire and the contemplation or inception of any particular offering.

         As described above in Facts, paragraphs 7-12, CIG will follow substantially the same procedure as Shaine. The primary distinction in Shaine appears to be simply that the questionnaire may be returned either electronically through a link in the Site, through e-mail, or by hard copy, and one assumes that Shaine sent and received the questionnaires through the traditional means. Similarly, the documents relating to a private offering to the Accredited Investors would be distributed electronically through the CIG Site password protected page available only to Accredited Investors. The No Action Letter did not address the means of communication.

         In Release No. 33-7233, the Commission stated:

         The Commission appreciates the promise of electronic distribution of information in enhancing investors' ability to access, research, and analyze information, and in facilitating the provision of information by issuers and others. The Commission believes that, given the numerous benefits of electronic distribution of information and the fact that in many respects it may be more useful to investors than paper, its use should not be disfavored. * * * Given the numerous benefits of electronic media, the Commission encourages further technological research, development and application. The Commission believes that the use of electronic media should be at least an equal alternative to the use of paper-based media. Accordingly, issuer or third party information that can be delivered in paper under the federal securities laws may be delivered in electronic format.

         In addition, CIG will follow substantially the same structure as IPONet, 1996 WL 431821 (1996). IPONet operates the same as the proposed CIG Site will function and the No Action Letter, dated July 26, 1996, addressed substantially the same issues raised in this request. The Commission's conclusions were to accept the proposed IPONet structure, with the exception that the Commission would not take a position as to whether


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Securities and Exchange Commission
June 14, 1999
Page 7

the information obtained by W.J. Gallagher & Company, Inc. (the broker-dealers) on the potential investors was sufficient to form a reasonable basis for believing an investor to be accredited or sophisticated. CIG proposes to diligently research and maintain structured procedures to reasonably ensure that the information retrieved is correct. This will involve further investigation into the verifying of all information submitted in hard copy or electronic form and other efforts of proof. Mail, telephone and the Internet will all become an integral part in this process. But this process will be similar to the process usually exercised to define accredited investors prior to an investment.

         Accordingly, since CIG will be soliciting questionnaires for Accredited Investors and will be distributing information on private offerings electronically that it could otherwise properly do by paper, the posting of private offerings in a password protected page of CIG would not involve general solicitation or general advertisement within the meaning of Rule 502 (c) under the circumstances discussed above.

Conclusion

         We request that you concur with the conclusions set forth above. If you have questions or comments, please contact me directly.

Sincerely,

/s/ Roxanne K. Beilly
---------------------------------------
Roxanne K. Beilly, Esq.
Atlas, Pearlman, Trop & Borkson, P.A.
200 E. Las Olas Boulevard
Suite 1900
Ft. Lauderdale, Florida  33301
Telephone (954) 763-1200
Facsimile (954) 766-7800